Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 333-105397, 333-105398, and 333-65332 on Form S-8 of Georgia Gulf Corporation of our report dated June 26, 2009,(which report expresses an unqualified opinion and includes an explanatory paragraph related to the Georgia Gulf 401(k) Retirement Savings Plan adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008), appearing in this Annual Report on Form 11-K of Georgia Gulf Corporation 401(k) Retirement Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, GA
June 26, 2009